Exhibit 15.4

May 24, 2024

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Haleon plc and subsidiaries (Haleon or the Company) and, under the date of March 20, 2023, we reported on the consolidated financial statements of Haleon as of and for the year ended December 31, 2022. We declined to stand for re-election on October 12, 2022, when the request for proposal was issued by Haleon in respect of the statutory and PCAOB audit tender for its fiscal year ending December 31, 2023, and on May 3, 2023 the auditor-client relationship ceased. We have read Haleon’s statements included under the caption "Change in certifying accountant" of its Form 20-F/A dated May 24, 2024, and we agree with such statements, except that we are not in a position to agree or disagree with Haleon’s statement included in the first paragraph that the change of newly engaged accountants was approved by the Board of Directors. We are also not in a position to agree or disagree with any of the Company's statements included in the fifth paragraph relating to the Company consulting with KPMG LLP (UK).

Very truly yours,

/s/ KMPG LLP